                                                         EXHIBIT (10)(iii)(A) 20


To:    Bill O'Shea
From:  Henry Schacht
Date:  December 3, 2001
Re:    Special Compensation Actions

    As we continue with our turnaround, it is critical for us to remain focused and committed to successfully meet our business challenges. I am confident that we can take our company to new levels of success, and I am counting on your continued commitment as a key player in making this happen. To reward you for efforts and dedication, the Board has approved several compensation actions, which are contingent upon your waiving the enhanced severance coverage described in my February 14, 2001 letter to you:

    1) You will be eligible for a special retention bonus; the amount and the payment terms are outlined on Attachment I.

    2) All the unvested stock option and restricted stock unit grants you have received will become fully vested and exercisable on April 22, 2002, or earlier upon the appointment and commencement of employment of a new CEO, except for your December 3, 2001 stock option and restricted stock unit special retention grants, and any future grants that you may be awarded.

    3) In the event that any future payments you receive are deemed to be 'excess parachute payments' under Internal Revenue Code Section 280G, the company will provide tax gross-up to indemnify you against the 20% federal excise tax. A summary of 280G considerations is shown on Attachment II.

    Please note that due to these special compensation actions, the terms of the enhanced severance coverage described in my February 14, 2001 letter will be modified. Specifically, your acceptance of the special retention bonus will commit you to continuing your employment past April 22, 2002, or the appointment and commencement of employment of a new CEO if that should occur prior to April 22, 2002. Further, by accepting this award you acknowledge that you will no longer have the ability to invoke your severance coverage under the terms of items 2, 3 or 4 of the February 14, 2001 letter. Instead, you will be eligible for ongoing severance coverage under the standard terms of the Officer Severance Policy. A summary of this policy is included on Attachment III.

    I truly appreciate your efforts and look forward to working together through the challenges ahead.


                                                                                  ATTACHMENT I

                            SPECIAL RETENTION BONUS
                                  BILL O'SHEA

AMOUNT                             You are eligible to receive a retention bonus equal to two times your base salary and target bonus in effect on the
                                   payment date (see below).

                                   For illustrative purposes, if the bonus were based on your base salary and target bonus as of November 27, 2001, the
                                   amount of the retention bonus would be $3,080,000.

                                   This award is subject to any applicable tax and is benefit bearing for purposes of Lucent's benefit plans. Please note that this award is in addition to any other incentive awards for which you may be eligible.

PAYMENT DATE                       Assuming your continued employment, the payment will be made on April 22, 2002, or upon the appointment and commencement of employment of a new CEO, whichever comes first.

TERMINATION PROVISIONS             - In the event you voluntarily resign or retire or are
                                     terminated by Lucent for 'Cause' prior to the payout date, this award will be canceled.

                                   - In the event of your death or long-term disability prior to the payout date, this award will be paid to you or your
                                     estate.

                                   - If you are placed on a Company approved leave of absence under the Officer Severance Policy and you are on this leave on the scheduled payout date, then this award will continue to be paid on the originally scheduled date. Please note
                                     that the Officer Severance Policy remains in effect in the event of a Change in Control (as defined by the 1996 Long
                                     Term Incentive Program).

                                   - In the event of a Change in Control prior to the payout date
                                     (as defined by the 1996 Long Term Incentive Program), this award would continue to be paid on the originally scheduled date.

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